QUIZNO'S CLASSIC SUBS

                          EXCEEDING ALL EXPECTATIONS

            FOR RELEASE:  8:00 A.M. EDT, WEDNESDAY, APRIL 29, 1998

            QUIZNO'S SELLS RECORD 145 NEW FRANCHISES IN 1ST QUARTER

The Quizno's Corproation (Nasdaq: QUIZ) said today that it collected $1.8 million in new franchise fees in the 1st quarter ending March 31, 1998.

In a preliminary accounting of the quarter, the Company said the fees were a result of the sale of 145 new franchises in a number of markets under development for QUIZNO'S Classic Subs restaurants throughout the U.S. and Canada.

In addition to new franchises sold, QUIZNO'S opened 39 new restaurants in first quarter, on par with the 41, 42 and 41 units opened in each of the previous three quarters.

"We are very pleased with our continued solid growth in all areas," said Rick Schaden, President and CEO. "The large number of franchises sold provided a significant increase in our cash flow and should accelerate restaurant openings later this year and in early 1999".

Restaurants typically open within 6 to 18 months of purchase of the franchise. The large number of franchise sales in 1st quarter was due in part to a royalty increase from 6 to 7 percent that took effect April 1.

The Company said complete financial results of the 1st quarter will be released by mid-May.

Fees for each new franchise sold have been collected but will not be posted to income until that restaurant actually opens, according to Schaden.

QUIZNO'S is an Italian-style deli concept which began its national expansion in 1991 in Denver when there were 18 restaurants in the chain. Today, QUIZNO'S has 360 restaurants open, including 52 Bain's Deli. The Company bought the Bain's chain in late 1997 and is in the process of converting them to QUIZNO'S.


This release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include the effect of national and regional economic and market conditions, the eating habits of the American public, cost of labor and employee benefits, cost of marketing, intensity of competition for locations as well as customers, perception of food safety, legal claims and the availability of financing for the Company and its franchisees. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the report on Form 10-KSB for the year ended December 31, 1997.

For  more  information  contact:

Sue  Hoover,  Sr.  VP,  Marketing
The  QUIZNO'S  Corporation
303-291-0999,  ext.  3242